Castlight Health Receives NYSE Listing Compliance Notice

SAN FRANCISCO, March 31, 2020 — Castlight Health, Inc. (NYSE: CSLT) announced today that it received notification from the New York Stock Exchange (“NYSE”) on March 30, 2020 that the company is no longer in compliance with the NYSE continued listing criteria that requires listed companies to maintain an average closing share price of at least $1.00 over a consecutive 30 trading-day period.

The NYSE notification does not affect Castlight’s business operations, including its service to customers, or Castlight Health’s Securities and Exchange Commission reporting requirements.

Castlight remains focused on its mission of making it as easy as possible for users to navigate healthcare, which is essential during the COVID-19 pandemic. In response, Castlight released the first COVID-9 testing site directory to cover all 50 states. In addition, Castlight analyzed the costs of seeking care for COVID-19 symptoms, finding wide variation between cities, within cities, and for different sites of care.

Under NYSE’s rules, the company has a period of six months from receipt of the notice to regain compliance with the NYSE’s minimum share price requirement, and does intend to regain compliance. The company’s Class B common stock will continue to be listed and trade on the NYSE during this period, subject to Castlight Health’s compliance with other NYSE continued listing requirements.

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About Castlight Health
Castlight is on a mission to make it as easy as humanly possible for its users to navigate the healthcare system and live happier, healthier, more productive lives. Our health navigation platform connects hundreds of health vendors, benefits resources, and plan designs into one comprehensive health and wellbeing experience. We guide individuals—based on their unique profile—to the best resources available to them, whether they are healthy, chronically ill, or actively seeking medical care. Castlight transforms the employee benefit experience into a deeply personalized, yet simple, guided one, empowering better-informed patient decisions to unlock better healthcare outcomes and maximizing return on healthcare investments.

For more information visit www.castlighthealth.com. Follow us on Twitter and LinkedIn and Like us on Facebook.

Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements about Castlight Health's plans and expectations, including, but not limited to, our continued listing on the NYSE and the impact of the deficiency notification on our business. Statements including words such as "anticipate," "believe," "estimate," "will," "continue," "expect," or "future," and statements in the future tense are forward-looking statements. These forward-looking statements involve risks and uncertainties, as well as assumptions, which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-

looking statements. The risks and uncertainties include those described in Castlight Health's Annual Report on Form 10-K for the year ended December 31, 2019 and other documents filed with or furnished to the Securities and Exchange Commission. All forward-looking statements in this press release are based on information available to Castlight Health as of the date hereof. Castlight Health assumes no obligation to update these forward-looking statements.

Castlight Media Contact:
press@castlighthealth.com
415-829-1500

Castlight Investor Contact:
ir@castlighthealth.com
415-829-1680